EXHIBIT 99

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
FEBRUARY 2005

	Units *	Utilization

Gorilla Jack-ups:
Gulf of Mexico	5	100%
North Sea	2	100%
Total	7	100%

Other Jack-ups:
Gulf of Mexico	17	99%

Semi-submersible:
Gulf of Mexico	1	100%
Total	25	99%

* Number of units at February 28, 2005

Note: Only revenue-producing days are used in computing rig utilization. The revenue related to Gorilla VII (located in the North Sea) is being deferred until collection.